EXHIBIT 10.1

SEVERANCE

AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is entered into effective as of the first day of July, 2006, between VIJAY SHARMA, (“Sharma”) and EON COMMUNICATIONS CORPORATION, a Delaware corporation (the “Company”). This Agreement is intended to provide Sharma with the compensation and benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article 5.

The Company and Sharma hereby agree as follows:

ARTICLE 1

EMPLOYMENT BY THE COMPANY

1.1 The Company and Sharma wish to set forth the compensation and benefits which Sharma shall be entitled to receive in the event Sharma’s employment with the Company is terminated by the Company.

1.2 The duties and obligations of the Company to Sharma under this Agreement shall be in consideration for Sharma’s past services to the Company, Sharma’s continued employment with the Company, and Sharma’s execution of the general waiver and release described in Section 3.2.

1.3 This Agreement shall remain in full force and effect so long as Sharma is employed by the Company; provided, however, that Sharma’s rights to payments and benefits under Article 2 shall continue until the Company’s obligation to provide such payments and benefits is satisfied.

ARTICLE 2

SEVERANCE BENEFITS

2.1 Severance Benefits. If Sharma’s employment terminates due to an Involuntary Termination Without Cause after the date of execution of this Agreement, the termination of employment will be a Covered Termination. Sharma shall receive Base Pay, vacation and bonus that have accrued but are unpaid as of the date of such Covered Termination, and, Sharma shall also continue to receive Base Pay for a period of one year after the date of the Covered Termination, payable at such times and in accordance with the Company’s ordinary payroll practices and subject to applicable tax withholding. In addition, following a Covered Termination, Sharma and Sharma’s covered dependents will be eligible to continue their health care benefit coverage as permitted by COBRA (Internal Revenue Code Section 4980B) at the same cost to Sharma as in effect immediately prior to the Covered Termination for the one year period following the Covered Termination.

2.2 Mitigation. Sharma shall be expected to mitigate the amount of any payment provided under Section 2.1 of this Agreement by seeking other employment. Any payment provided for under Section 2.1 of this Agreement which is due and payable after the commencement of employment by Sharma with another employer shall be reduced (or completely eliminated) by an amount equal to (i) the compensation earned by Sharma during the remaining period of payments due under Section 2.1 as a result of employment by another employer after the date of the Covered Termination, less (ii) $5,000, and less (iii) Sharma’s out of pocket costs in relocating as a result of employment by another employer.

ARTICLE 3

LIMITATIONS AND CONDITIONS ON BENEFITS

3.1 Withholding of Taxes. The Company shall withhold appropriate federal, state, local (and foreign, if applicable) income and employment taxes from any payments hereunder.

3.2 Employee Agreement and Release Prior to Receipt of Benefits. On or promptly after the occurrence of a Covered Termination and prior to the receipt of any benefits under this Agreement on account of the occurrence of such Covered Termination, and prior to his receipt of any payments pursuant to Sections 2, Sharma shall execute the Employee Agreement and Release (the “Release”) in the form attached hereto as Exhibit A. Such Release shall specifically relate to all of Sharma’s rights and claims in existence at the time of such execution (both known and unknown) and shall confirm Sharma’s obligations under the Company’s standard form of proprietary information agreement. It is understood that Sharma will have either twenty-one (21) or forty-five (45) days (as required by applicable law) to consider whether to execute such Release, and Sharma may revoke such Release within seven (7) calendar days after execution. In the event Sharma does not execute such Release within the required time period, or if Sharma revokes such Release within the subsequent seven (7) calendar day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void.

ARTICLE 4

OTHER RIGHTS AND BENEFITS

4.1 Nonexclusivity. Except as otherwise expressly provided herein, nothing in the Agreement shall prevent or limit Sharma’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Sharma may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Sharma may have under other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Sharma is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.

4.2 Parachute Payments. If the severance and other benefits provided to Sharma under this Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) such severance and other benefits would be subject to the excise tax imposed by Section 4999 of the Code, then Sharma’s benefits under this Agreement shall be increased to an amount that after deduction of the excise tax and all other deductions would result in a net amount to Sharma equal to what he would have received had their been no excise tax.

ARTICLE 5

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

5.1 “Base Pay” means Sharma’s annual base pay at the rate in effect during the last regularly scheduled payroll period immediately preceding any termination of Sharma’s employment or, if higher, Sharma’s annual base pay in effect as of the date of this Agreement, which shall be $200,000. In no event shall Sharma’s base pay be reduced to an amount less than $200,000.

5.2 “Involuntary Termination Without Cause” means Sharma’s dismissal or discharge for reasons other than fraud, misappropriation, embezzlement or intentional misconduct on the part of Sharma which resulted in material loss, damage or injury to the Company. The termination of Sharma’s employment will not be deemed to be an “Involuntary Termination Without Cause” if such termination occurs as a result of Sharma’s death or disability. For purposes of the foregoing, “disability” means a disability, as that term is defined in the long term disability plan maintained by the Company that covers Sharma, that continues for ninety (90) days.

ARTICLE 6

GENERAL PROVISIONS

6.1 Employment Status. This Agreement does not constitute a contract of employment or impose on Sharma any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Sharma as an employee, (ii) to change the status of Sharma as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.

6.2 Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Sharma at Sharma’s address as listed in the Company’s payroll records. Any payments made by the Company to Sharma under the terms of this Agreement shall be delivered to Sharma either in person or at the address as listed in the Company’s payroll records.

6.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

6.4 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.5 Complete Agreement. This Agreement, including Exhibit A, and any other written agreements referred to in this Agreement, constitutes the entire agreement between Sharma and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein.

6.6 Amendment or Termination of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Sharma. The written consent of the Company to a change or termination of this Agreement must be signed by an officer of the Company after such change or termination has been approved by the Compensation Committee of the Company’s Board of Directors.

6.7 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

6.8 Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof.

6.9 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Sharma and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Sharma may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

6.10 Attorneys’ Fees. If either party brings any action to enforce his rights hereunder, the prevailing party shall be entitled to an award of attorneys’ fees and costs incurred in connection with such action.

6.11 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state’s conflict of laws rules.

6.12 Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law, made pursuant to required or standard corporate reporting guidelines, or made to the parties’ respective personal advisors.

6.13 Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

[Company]	[Sharma]

BY:

Printed Name:

Title:

Exhibit A: Employee Agreement and Release

EXHIBIT A

EMPLOYEE AGREEMENT AND RELEASE

I understand and agree completely to the terms set forth in the foregoing Sharma Severance and Transition Benefits Agreement (“Agreement”).

I hereby confirm my obligations under the Company’s proprietary information agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have.

Except as otherwise set forth in the Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date that I sign this Employee Agreement and Release (“Release”), including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law or to reduce or eliminate any coverage I may have under the Company’s director and officer liability policy, if any.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (B) you have advised me to consult with an attorney prior to executing this Release; (C) I have [twenty-one (21)] [forty-five (45)] days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me (the “Effective Date”).

[Sharma]

Date: